UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 1, 2007 (October 29, 2007)

Innovative Card Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51260	90-0249676
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 950, Los Angeles CA	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(310) 312-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 29, 2007, Mr. Bennet P. Tchaikovsky resigned as Chief Financial Officer of the Registrant. In connection with his separation from the Registrant, Mr. Tchaikovsky and the Registrant have entered into three separate agreements: an Indemnification Agreement, a Consulting Agreement, and a Separation Agreement, all which are attached as exhibits 10.1 to 10.3. Beginning October 29, 2007 and ending on June 29, 2008, Mr. Tchaikovsky will be paid $12,270 per month plus certain other reimbursements for assisting the Registrant with transitioning the Registrant’s new Chief Financial Officer. However, if Mr. Tchaikovsky obtains full-time employment during the term of the Consulting Agreement, the Consulting Agreement will automatically terminate and no further payments will be due from the Registrant to Mr. Tchaikovsky. The Registrant and Mr. Tchaikovsky entered into a Separation Agreement whereby Mr. Tchaikovsky fully released the Registrant in consideration for Mr. Tchaikovsky becoming vested in his remaining 60,000 unvested options and waiving the termination period for all of his options. The foregoing summary of the Indemnification Agreement, Consulting Agreement and Separation Agreement is qualified in its entirety by reference to Exhibits 10.1, 10.2 and 10.3 attached to this Current Report.

Effective October 29, 2007, Mr. Charles Caporale was appointed Chief Financial Officer of the Registrant. Mr. Caporale and the Registrant are finalizing a written executive employment agreement with the Registrant, the material terms of which, are as follows: The employment agreement has a one year term which may be extended by mutual written consent of the parties for additional one-year terms.  Mr. Caporale will receive annual base compensation of $180,000 per year.  Subject to Board approval, he may also receive an additional increase of $20,000 in his base compensation and an annual bonus up to the amount of his base compensation.  Subject to Board approval, Mr. Caporale may also be issued 200,000 options priced at the closing price on the date of grant which shall vest pursuant to a schedule associated with the achievement of certain milestones. The options vest immediately upon termination of employment without cause by the Registrant or a change in control. In the event of a termination by the Registrant without cause Mr. Caporale would be entitled to six months’ severance.

From February 2006 until August 2007, Mr. Caporale served as the Senior Vice President and Chief Financial Officer of New Horizons Computer Learning Centers, Inc., a global leader of IT, business skills and English language learning solutions. From November 2003 to January 2006, Mr. Caporale was a consultant providing financial and accounting consulting services to various entities in Southern California. From September 2000 to October 2003 Mr. Caporale served as the Vice President, Chief Financial Officer, Treasurer and Secretary of Women First Healthcare. From July 1997 until April 2000, Mr. Caporale served as Senior Vice President, Chief Financial Officer and Treasurer of The Centris Group, Inc. Mr. Caporale holds a B.B.A. in accounting from Pace University.

There are no family relationships between Mr. Caporale and any officers or directors of the Registrant.

Item 8.01 - Other Events

On October 31, 2007, the Registrant issued a press release concerning the matters discussed in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 - Financial Statements and Exhibits

No.	Item

10.1	Separation Agreement dated October 29, 2007
10.2	Consulting Agreement dated October 29, 2007
10.3	Indemnification Agreement dated October 29, 2007

99.1	Press Release Dated October 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovative Card Technologies, Inc.
(Registrant)

Date:	November 1, 2007	By:	/s/ Steven Delcarson
		Name	Steven Delcarson
		Title:	Chief Executive Officer